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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  Form 8-A/A

                                AMENDMENT NO. 4

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                 SUNOCO, INC.
        ---------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

               PENNSYLVANIA                          23-1743282
     -------------------------------           -----------------------
     (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)              Identification No.)

       TEN PENN CENTER, 1801 MARKET STREET, PHILADELPHIA, PA 19103-1699
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                   (Address of principal executive offices)
                                  (Zip Code)

 If this form relates to the registration of    If this form relates to the
 a class of securities pursuant to Section      registration of a class of
 12(b) of the Exchange Act and is effective     securities pursuant to Section
 pursuant to General Instruction A.(c),         12(g) of the Exchange Act and is
 please check the following box [X]             effective pursuant to General
                                                Instruction A.(d), please check
                                                the following box [_]

Securities Act registration statement file number to which this form
relates:    1-6841
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          (If applicable)

       Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                          Name of each exchange on which
to be so registered                          each class is to be registered
-------------------                          ------------------------------
Series B Participating Cumulative            New York Stock Exchange
Preference Stock Purchase Rights

       Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
             -----------------------------------------------------
                               (Title of Class)

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          The undersigned registrant hereby amends Items 1 and 2 of its
Registration Statement on Form 8-A (File No. 1-6841), filed with the Securities and Exchange Commission on February 2, 1996, as amended on July 8, 1997, February 7, 2000 and September 25, 2001, as set forth below.

Item 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
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     Item 1 is hereby amended and restated in its entirety as follows:

     On February 1, 1996, the Board of Directors of Sunoco, Inc. (the successor by name change of Sun Company, Inc., and hereafter, the "Company") declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock, par value $1.00 per share (the "Common Stock"), of the Company, payable to holders of record as of the close of business on February 12, 1996 (the "Record Date"). Shares of Common Stock issued after the Record Date and prior to the Distribution Date (as defined below) will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached. The terms and conditions of the Rights are set forth in a Rights Agreement between the Company and First Chicago Trust Company of New York (predecessor to EquiServe Trust Company, N.A.), as agent (the "Rights Agent"), dated as of February 1, 1996 (the "Rights Agreement"), and amended as of July 3, 1997 (the "First Amendment"), February 3, 2000 (the "Second Amendment"), July 6, 2001 (the "Third Amendment") and September 6, 2001 (the "Fourth Amendment"). The following summary descriptions of the Rights and the Rights Agreement, the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment, do not purport to be complete and are qualified in their entirety by reference to the full texts of the Rights Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, respectively, which are filed as Exhibits 4.1, 4.2, 4.3, 4.4 and 4.6 hereto, respectively, and are incorporated herein by reference. Copies of the Rights Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment are available free of charge from the Rights Agent.

     Rights. The following is a summary description of the Rights as currently in effect:

     Prior to the Distribution Date, the Rights will be evidenced by the certificates for and will be transferred with the Common Stock, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights Agent will mail certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" means the earlier of (i) the 10th day (or such later day as may be designated by a majority of the Continuing Directors (as hereinafter defined)) after the date (the "Stock Acquisition Date") of the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary or certain holders of voting stock of the Company at the time of the dividend declaration) has acquired beneficial ownership of 15% or more of the outstanding shares of voting stock of the Company (an "Acquiring Person") and (ii) the 10th business day (or such later day as may be designated by a majority of the Continuing Directors) after the date of the commencement of a

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tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

     Prior to the Distribution Date, the Rights will not be exercisable. After the Distribution Date, each Right will be exercisable to purchase, for an initial purchase price of $100.00, subject to adjustment (the "Purchase Price"), one one-hundredth of a share of Series B Participating Cumulative Preference Stock, without par value (the "Series B Preference Stock"). 1,743,019 shares of Series B Preference Stock have been reserved for issuance upon exercise of the Rights.

     If any person becomes an Acquiring Person, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

     If, after any person has become an Acquiring Person, (1) the Company is involved in a merger, consolidation, combination, division or share exchange in which the Company is not the surviving corporation or its Common Stock is exchanged for other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such merger consolidation, combination, division, share exchange, sale or transfer (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

     At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock), a majority of the Continuing Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

     The Board of Directors may redeem all of the Rights at a price of $.01 per Right at any time prior to the earlier of (1) the time a person becomes an Acquiring Person and (2) the final expiration date of the Rights. Any redemption of outstanding Rights authorized within 90 days following a change in the majority composition of the Board of Directors (resulting from a proxy or consent solicitation if it appears that any Person participating in such solicitation is likely to become an Acquiring Person) must be approved by a majority of the Continuing Directors

     "Continuing Director" means (i) any member of the Board of Directors of the Company, while such person is a member of the Board, who is not an Acquiring Person, or an affiliate or associate of an Acquiring Person, or a representative or nominee of an Acquiring Person or of any such affiliate or associate, and was a member of the Board prior to the date of the Third Amendment, or (ii) any person who subsequently becomes a member of the Board, while such person is a member of the Board, who is not an Acquiring Person, or an affiliate or associate of an Acquiring Person, or a representative or nominee of an Acquiring Person or of any such affiliate or associate, if such person's nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors then in office, provided

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that such person's initial assumption of office did not occur as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

     The Rights will expire on February 12, 2006, unless earlier exchanged or redeemed.

     Rights holders have no rights as a stockholder of the Company, including the right to vote and to receive dividends.

     The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board of Directors (under some circumstances, with the concurrence of the Continuing Directors) since the Rights may be redeemed by the Company as described above.

     While the dividend of the Rights was not taxable to stockholders or to the Company, stockholders or the Company may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

     After the time any person becomes an Acquiring Person, the Rights Agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated persons). Without limiting the foregoing, prior to the time any person becomes an Acquiring Person, the Company may amend the Rights Agreement to lower the threshold set forth in the definition of "Acquiring Person" to not less than 10%. Notwithstanding the foregoing, (1) after the Stock Acquisition Date, the Rights Agreement may be amended only with the approval of a majority of the Continuing Directors and (2) any amendment of the Rights Agreement authorized within 90 days following a change in the majority composition of the Board of Directors (resulting from a proxy or consent solicitation if it appears that any Person participating in such solicitation is likely to become an Acquiring Person) must be approved by a majority of the Continuing Directors.

     First Amendment. Effective as of July 3, 1997, the First Amendment amended the Rights Agreement to provide that, for a period of 18 months following a change in the majority composition of the Board of Directors (resulting from a proxy or consent solicitation if any Person participating in such solicitation may likely become an Acquiring Person), any amendment of the Rights Agreement, or redemption of outstanding Rights, must be authorized by a majority of the Continuing Directors.

     Second Amendment. Effective as of February 3, 2000, the Second Amendment amended the Rights Agreement to reduce the 18 month period referenced in the First Amendment to 90 days.

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     Third Amendment.  Effective as of July 6, 2001, the Third Amendment amended the Rights Agreement to restate the definition of "Continuing Director" as set forth above.

     Fourth Amendment. Effective as of September 6, 2001, the Fourth Amendment amended the Rights Agreement as follows:

     (1) the definition of "Acquiring Person" in Section 1 of the Rights Agreement was amended to add an exception for inadvertent acquisitions of Common Stock so that a person that is found by the Board to have crossed the 15% threshold inadvertently will not be deemed an Acquiring Person so long as such person promptly sells enough shares of Common Stock to fall below the 15% threshold;

     (2)  Sections 11(a)(1)(D), 11(c), 11(n), 13(a)(x), 13(a)(y), 13(a)(1)(B),
          13(a)(2), 13(b)(i), 13(c) and 25(a) of the Rights Agreement, and
          Section 7 of Exhibit A of the Rights Agreement, were amended to add "divisions" and "share exchanges" to the references to various types of business combinations;

     (3) Section 23(a) of the Rights Agreement was amended to provide that the Board of Directors may redeem all of the Rights at a price of $.01 per Right at any time prior to the earlier of (1) the time a person becomes an Acquiring Person and (2) the final expiration date of the Rights;

     (4) Section 27 of the Rights Agreement was amended to provide that (1) after the time any person becomes an Acquiring Person, the Rights Agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated persons) and (2) without limiting the foregoing, prior to the time any person becomes an Acquiring Person, the Company may amend the Rights Agreement to lower the threshold set forth in the definition of "Acquiring Person" to not less than 10%.

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Item 2. EXHIBITS.
        ---------

     Item 2 of the Form 8-A is hereby amended and restated in its entirety as follows:

    4.1 Rights Agreement, dated as of February 1, 1996, between the Company and First Chicago Trust Company of New York (predecessor to EquiServe Trust Company, N.A.), as Rights Agent (the "Rights Agreement"), filed as Exhibits 1 and 2 to the Company's Registration Statement on Form 8-A filed on February 2, 1996 (File No. 1-6841) is incorporated herein by reference. The Rights Agreement includes, as Exhibit B thereto, the form of Rights Certificate.

    4.2  Amendment to Rights Agreement, dated as of July 3, 1997, filed as
         Exhibit 4.3 to the Company's Registration Statement on Form 8-A/A filed on July 8, 1997 (File No. 1-6841) is incorporated herein by reference.

    4.3 Second Amendment to Rights Agreement, dated as of February 3, 2000, filed as Exhibit 4.4 to the Company's Registration Statement on Form 8-A/A filed on February 7, 2000 (File No. 1-6841) is incorporated herein by reference.

    4.4 Third Amendment to Rights Agreement, dated as of July 6, 2001, filed as Exhibit 4 to the Company's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2001, filed on August 8, 2001 (File No. 1-6841) is incorporated herein by reference.

    4.5 Certificate of Amendment, dated as of September 6, 2001, by the Company.

    4.6 Fourth Amendment to Rights Agreement, dated as of September 6, 2001, between the Company and EquiServe Trust Company, N.A., as Rights Agent.

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                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Fourth Amendment to the Registration Statement to be signed on its behalf by the undersigned thereto duly authorized.

     SUNOCO, INC.

     BY  /s/ THOMAS W. HOFMANN
         ---------------------
         Vice President and
         Chief Financial Officer

     DATE  October 5, 2001

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                                 Exhibit Index
                                 -------------

Exhibit
Number                                    Exhibit
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4.1        Rights Agreement, dated as of February 1, 1996, between the Company and First Chicago Trust Company of New York (predecessor to EquiServe Trust Company, N.A.), as Rights Agent (the "Rights Agreement"), filed as Exhibits 1 and 2 to the Company's Registration Statement on Form 8-A filed on February 2, 1996 (File No. 1-6841) is incorporated herein by reference. The Rights Agreement includes, as Exhibit B thereto, the form of Rights Certificate.

4.2        Amendment to Rights Agreement, dated as of July 3, 1997, filed as
           Exhibit 4.3 to the Company's Registration Statement on Form 8-A/A filed on July 8, 1997 (File No. 1-6841) is incorporated herein by reference.

4.3 Second Amendment to Rights Agreement, dated as of February 3, 2000, filed as Exhibit 4.4 to the Company's Registration Statement on Form 8-A/A filed on February 7, 2000 (File No. 1-6841) is incorporated herein by reference.

4.4 Third Amendment to Rights Agreement, dated as of July 6, 2001, filed as Exhibit 4 to the Company's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2001, filed on August 8, 2001 (File No. 1-6841) is incorporated herein by reference.

4.5 Certificate of Amendment, dated as of September 6, 2001, by the Company.

4.6 Fourth Amendment to Rights Agreement, dated as of September 6, 2001, between the Company and EquiServe Trust Company, N.A., as Rights Agent.

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